     As filed with the Securities and Exchange Commission on June 13, 2001.
                                                 Registration Statement No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                              CARNIVAL CORPORATION
             (Exact name of registrant as specified in its charter)

      REPUBLIC OF PANAMA                      4400                    59-1562976
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification Number)

                              3655 N.W. 87TH AVENUE
                            MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                             -----------------------
                               ARNALDO PEREZ, ESQ.
                                 GENERAL COUNSEL
                              CARNIVAL CORPORATION
                              3655 N.W. 87TH AVENUE
                            MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -----------------------
                                 WITH COPIES TO:
                              JOHN C. KENNEDY, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                             -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             -----------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                             -----------------------


                                                     CALCULATION OF REGISTRATIO FEE
====================================================================================================================================
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED          SHARE(2)                 PRICE            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
2% Convertible Senior Debentures due 2021....    $600,000,000           100%                $600,000,000             $150,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock.................................      15,400,000(1)        (2)                     -0-(2)                 -0-(2)
====================================================================================================================================

(1) Includes the shares of common stock initially issuable upon conversion of the debentures at the rate of 25.5467 shares of common stock per $1,000 principal amount of debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures by reason of adjustment of the conversion price in certain circumstances outlined in the prospectus. See "Description of Debentures -- Conversion Rights." Also includes such additional shares as may be issued in connection with stock splits, stock dividends and similar transactions.
(2) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the debentures, because no additional consideration will be received in connection with the exercise of the conversion privilege.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion, dated June 13, 2001

PROSPECTUS

                              CARNIVAL CORPORATION
                          -----------------------------

             $600,000,000 2% CONVERTIBLE SENIOR DEBENTURES DUE 2021
                        15,400,000 SHARES OF COMMON STOCK
                          -----------------------------

      This prospectus relates to $600,000,000 aggregate principal amount of our 2% convertible senior debentures due 2021 held by certain selling securityholders. The debentures may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

      This prospectus also relates to 15,400,000 shares of our common stock issuable upon conversion of the debentures held by certain selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the debentures by reason of adjustment to the conversion price in certain circumstances.

      The selling securityholders may sell all or a portion of the debentures in market transactions or negotiated transactions or otherwise and at prices which will be determined by the prevailing market price for the debentures or in negotiated transactions. The selling securityholders may also sell all or a portion of the shares of common stock from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders will receive all of the proceeds from the sale of the debentures and the common stock. We will not receive any proceeds from the sale of debentures or common stock by the selling securityholders.

      Our common stock is traded on the New York Stock Exchange under the symbol CCL. On June 11, 2001, the last reported sales price of the common stock was $26.88 per share. There is no public market for the debentures, and we do not intend to apply for listing of them or any securities exchange or to seek approval for quotation of them through any automated quotation system.

      WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE DEBENTURES OR COMMON STOCK OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.













      The date of this prospectus is June 13, 2001.

                                TABLE OF CONTENTS
Where You Can Find More Information............................................2
Incorporation Of Documents By Reference........................................3
Summary........................................................................4
Securities Being Offered.......................................................6
Risk Factors..................................................................10
Risks Relating To Our Corporate Structure.....................................10
Risks Related To Our Business.................................................11
Risks Relating To The Debentures And Our Common Stock.........................13
Special Note Regarding Forward-Looking Statements.............................14
Ratio Of Earnings To Fixed Charges............................................15
Price Range Of Common Stock And Dividends.....................................15
Selected Consolidated Financial Data..........................................17
Capitalization................................................................18
Use Of Proceeds...............................................................19
Selling Securityholders.......................................................19
Plan Of Distribution..........................................................21
Description Of Debentures.....................................................23
Description Of Capital Stock..................................................42
Certain Panamanian And United States Federal Income Tax Consequences..........45
Experts.......................................................................49
Legal Matters.................................................................49


                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the debentures and the underlying common stock. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Carnival Corporation and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

      You should only rely on the information contained in this prospectus and incorporated by reference therein.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

      We are incorporating by reference into this prospectus the documents listed below and any other filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

      o Our Annual Report on Form 10-K for the fiscal year ended November 30, 2000.

      o Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2001.

      o Our Current Reports on Form 8-K filed on December 21, 2000, February 26, 2001 and April 27, 2001 with the SEC.

      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge to you, upon your written or oral request a copy of any or all of the documents incorporated by reference in this prospectus (not including the exhibits to these documents, unless such exhibits are specifically incorporated by reference in these documents). Requests for such copies should be directed to Investor Relations, Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. Except as provided above, no other information (including information on our web site) is incorporated by reference into this prospectus.

                                     SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. SOME OF THE STATEMENTS IN THIS "SUMMARY" ARE FORWARD-LOOKING STATEMENTS. PLEASE SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR MORE INFORMATION REGARDING THESE STATEMENTS. IN THIS PROSPECTUS, THE TERMS "COMPANY," "WE," "US" AND "OUR" REFER TO CARNIVAL CORPORATION, A PANAMANIAN CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES.

                              CARNIVAL CORPORATION

      We are the world's largest multiple-night cruise company based on the number of passengers carried, revenues generated and available capacity. We offer a broad range of cruise products, serving the contemporary cruise market through Carnival Cruise Lines and Costa Cruises, the premium market through Holland America Line and the luxury market through Cunard Line, Seabourn Cruise Line and Windstar Cruises. In total, we own and operate 45 cruise ships with an aggregate capacity of 59,520 passengers based on two passengers per cabin. The fifteen Carnival Cruise Lines ships have an aggregate capacity of 31,122 passengers with itineraries primarily in the Caribbean and the Mexican
Riviera. The eight Costa ships have an aggregate capacity of 10,222 passengers with itineraries primarily in Europe, the Caribbean and South America. The ten Holland America ships have an aggregate capacity of 13,348 passengers, with itineraries primarily in the Caribbean, Europe and Alaska. Windstar operates four luxury, sail-powered ships with an aggregate capacity of 756 passengers, primarily in the Caribbean, Europe and Central America.
The six Seabourn ships have an aggregate capacity of 1,614 passengers and the two Cunard ships have an aggregate capacity of 2,458 passengers, each with worldwide itineraries.

      We have signed agreements with three shipyards providing for the construction of additional cruise ships as set forth in the following table:

                               EXPECTED                                                       ESTIMATED
                               SERVICE                                       PASSENGER        TOTAL COST
            SHIP               DATE (1)               SHIPYARD              CAPACITY (2)  ($ IN MILLIONS)(3)
-----------------------------  --------     -----------------------------   ------------  ------------------
    CARNIVAL CRUISE LINES
    Carnival Pride...........    1/02       Masa-Yards (4)                     2,124          $  375
    Carnival Legend..........    9/02       Masa-Yards (4)                     2,124             375
    Carnival Conquest........    12/02      Fincantieri                        2,974             500
    Carnival Glory...........    8/03       Fincantieri                        2,974             500
    Carnival Miracle.........    4/04       Masa-Yards (4)                     2,124             375
    Carnival Valor...........    11/04      Fincantieri (4)                    2,974             500
                                                                            ------------  ------------------
    TOTAL CARNIVAL...........                                                 15,294           2,625
                                                                            ------------  ------------------
    HOLLAND AMERICA
    Zuiderdam................    11/02      Fincantieri (4)                    1,848             410
    Oosterdam................    8/03       Fincantieri (4)                    1,848             410
    Newbuild.................    2/04       Fincantieri (4)                    1,848             410
    Newbuild.................    10/04      Fincantieri (4)                    1,848             410
    Newbuild.................    6/05       Fincantieri (4)                    1,848             410
                                                                            ------------  ------------------
    TOTAL HOLLAND AMERICA....                                                  9,240           2,050
                                                                            ------------  ------------------



                                       4


                               EXPECTED                                                       ESTIMATED
                               SERVICE                                       PASSENGER        TOTAL COST
            SHIP               DATE (1)               SHIPYARD              CAPACITY (2)  ($ IN MILLIONS)(3)
-----------------------------  --------     -----------------------------   ------------  ------------------
    COSTA
    Newbuild.................    7/03       Masa-Yards (5)                     2,112             340
    Newbuild.................    1/04       Fincantieri (6)                    2,740             395
    Newbuild.................    12/04      Fincantieri (6)                    2,740             395
                                                                            ------------  ------------------
    TOTAL COSTA..............                                                  7,592           1,130
                                                                            ------------  ------------------
    CUNARD
    Queen Mary 2.............    12/03      Chantiers de l'Atlantique (4)      2,620             780

    CUNARD TOTAL.............                                                  2,620             780
                                                                            ------------  ------------------
    TOTAL....................                                                 34,746          $6,585
                                                                            ============  ==================

-----------------------------

(1) The expected service date is the date the ship is expected to begin revenue generating activities.

(2) In accordance with cruise industry practice, passenger capacity is calculated based on two passengers per cabin even though some cabins can accommodate three or four passengers.

(3) Estimated total cost of the completed ship includes the contract price with the shipyard, design and engineering fees, capitalized interest, various owner supplied items and construction oversight costs.

(4) These construction contracts are denominated in either German marks, Italian lira or euros and have been fixed into U.S. dollars through the utilization of forward foreign currency contracts.

(5) This construction contract is denominated in German marks which has a fixed exchange rate with Costa's functional currency, which is the Italian lira. The unpaid portion of the estimated total cost has been translated into U.S. dollars using the February 28, 2001 exchange rate.

(6) These construction contracts are denominated in Italian lira, and the unpaid portion of the estimated total costs have been translated into U.S. dollars using the February 28, 2001 exchange rate.

      We also operate a tour business through Holland America Tours, which markets sightseeing tours both separately and as part of its cruise/tour packages. Holland America Tours operates 13 hotels in Alaska and the Canadian Yukon, two luxury dayboats offering tours to the glaciers of Alaska and the Yukon River, over 300 motor coaches used for sightseeing and charters in the states of Washington and Alaska and 13 private domed rail cars which are run on the Alaska railroad between Anchorage and Fairbanks.

      We were incorporated under the laws of the Republic of Panama in November 1974. Our executive offices are located at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, telephone number (305) 599-2600.

                               RECENT DEVELOPMENTS

      On June 1, 2001, we sold our 25 percent interest in Airtours plc, for approximately 350 million pounds ($497 million). Proceeds from the sale will be used for general corporate purposes. The sale will result in a one-time nonoperating gain of approximately $100 million ($0.17 per share) in our fiscal third quarter in 2001.

                            SECURITIES BEING OFFERED

      This prospectus covers the sale of $600,000,000 aggregate principal amount of debentures and 15,400,000 shares of our common stock, plus such indeterminate number of additional shares of common stock that may be issued form time to time upon conversion of the debentures by reason of adjustment to the conversion price or upon repurchase or redemption, in each case in certain circumstances described in this prospectus.

      We issued and sold $600,000,000 aggregate principal amount of debentures, on April 25, 2001, in a private offering to Merrill Lynch & Co., as the initial purchaser. These debentures were simultaneously resold by the initial purchaser in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

      The shares of common stock may be offered by the selling securityholders following the conversion of the debentures.

                             TERMS OF THE DEBENTURES

Principal.....................$600,000,000 aggregate principal amount in $1,000 denominations.

Maturity......................April 15, 2021.

Interest......................2% per year on the principal amount, payable semi-annually in arrears on April 15 and October
                              15 of each year, beginning October 15, 2001.

Conversion Rights.............For each $1,000 principal amount of debenture surrendered for conversion, if specified
                              conditions are satisfied, a holder will receive
                              25.5467 shares of our common stock. Upon
                              conversion, we will have the right to deliver, in
                              lieu of our common stock, cash or a combination of
                              cash and common stock. If we elect to pay holders
                              cash for their debentures, the payment will be
                              based on the average sale price of our common
                              stock for the five consecutive trading days
                              immediately following either:

                              o the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or

                              o the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.

                              The conversion rate may be adjusted for certain reasons specified in the indenture. Upon conversion, a holder will not receive any cash payment representing accrued interest (unless such debenture or portion thereof has been called for redemption on a redemption date that occurs between a regular record date and the third business day after the interest payment date to which it relates). Instead, interest will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of Debentures--Conversion Rights."



                                       6

                              Commencing after May 31, 2001, holders may surrender debentures for conversion into shares of common stock in any fiscal quarter (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than $43.05 (110% of the conversion price) per share of common stock. Our fiscal quarters end on the last day of February, May, August and November. The initial conversion price will equal $39.14 per share
                              (subject to adjustment).

                              Debentures or portions of debentures in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the redemption date, even if the debentures are not otherwise convertible.
                              In addition, if we make a significant distribution to our shareholders or if we are a party to certain consolidations, mergers or binding share exchanges, debentures may be surrendered for conversion as provided in "Description of Debentures--Conversion Rights." The ability to surrender debentures for conversion will expire at the close of business on the business day immediately preceding April 15, 2021, unless they have previously been called for redemption or repurchased. See "Certain Panamanian and United
                              States Federal Income Tax Consequences" and
                              "Description of Debentures--Conversion
                              Rights--Conversion Rights Upon Notice of
                              Redemption."

Ranking.......................The debentures will be unsecured and unsubordinated obligations and will rank equal in
                              right of payment to all our existing and future
                              unsecured and unsubordinated indebtedness.
                              However, the debentures will be effectively
                              subordinated to all existing and future
                              obligations of our subsidiaries. As of February
                              28, 2001, we had approximately $2,360.6 million of
                              total indebtedness outstanding, which includes
                              approximately $1,202.3 million indebtedness of our
                              consolidated subsidiaries. See "Capitalization."

Sinking Fund..................None.

Redemption of
Debentures at Our
Option........................We may redeem all or a portion of the debentures for cash at any time on or after April 15, 2008 at
                              a price equal to 100% of the principal amount of
                              the debentures to be redeemed plus accrued and
                              unpaid interest to, but excluding, the redemption
                              date. Holders may convert their debentures after
                              they are called for redemption at any time prior
                              to the close of business on the redemption date.
                              Our notice of redemption will inform the holders
                              of our election to deliver shares of our common
                              stock or to pay cash or a combination of cash and
                              common stock. See "Description of
                              Debentures--Redemption of Debentures at Our
                              Option."



                                       7

Purchase of Debentures by
Us at Option of Holder........Holders may require us to purchase all or a portion of the their debentures on any April 15
                              occurring in the years 2005, 2008 and 2011 at a
                              price equal to 100% of the principal amount of the
                              debentures to be purchased plus accrued and unpaid
                              interest to, but excluding, such purchase date. We
                              may choose to pay the purchase price in cash,
                              shares of common stock or a combination of cash
                              and shares of common stock. After receiving notice
                              of such choice, you may withdraw your election. We
                              may also add additional purchase dates on which
                              holders may require us to purchase all or a
                              portion of their debentures. See "Description of
                              Debentures--Purchase of Debentures by Us at the
                              Option of the Holder."

Change in Control.............Upon a change in control (as defined in the indenture governing the debentures) of our company
                              occurring at any time on or before April 15, 2008,
                              each holder may require us to purchase all or a
                              portion of such holder's debentures for cash at a
                              price equal to 100% of the principal amount of the
                              debentures to be purchased plus accrued and unpaid
                              interest to, but excluding, the date of purchase.
                              See "Description of Debentures--Change in Control
                              Permits Purchase of Debentures by Us at the Option
                              of the Holder."

Ownership Limitation on
Debentures....................In order to permit us to retain our status as a publicly traded corporation under the proposed
                              Treasury regulations to Section 883 of the Code,
                              debentures generally may not be transferred if the
                              transfer would result in ownership, including
                              debentures and other convertible securities on an
                              as-converted basis, by one person or group of
                              related persons by virtue of the attribution
                              provisions of the Code, of more than 4.9% of our
                              common stock. See "Description of
                              Debentures--Ownership Limitation on Debentures."

Use of Proceeds...............The selling securityholders will receive all of the proceeds from the sale of the securities sold
                              under this prospectus. We will not receive any of
                              the proceeds from sales by the selling
                              securityholders of the offered securities.

DTC Eligibility...............The debentures were issued in book-entry form and are represented by one or more permanent global
                              certificates deposited with a custodian for and
                              registered in the name of a nominee of DTC in New
                              York, New York. Beneficial interests in any such
                              securities are shown on, and transfers are
                              effected only through, records maintained by DTC
                              and its direct and indirect participants and any
                              such interest may not be exchanged for
                              certificated securities, except in limited
                              circumstances. See "Description of
                              Debentures--Book-Entry System."


                                       8

Shelf Registration
Statement.....................Under the registration rights agreement, dated
                              April 25, 2001, between Merrill Lynch & Co. and
                              us, we have agreed to use commercially reasonable
                              efforts to cause a shelf registration statement to
                              become effective within 180 days after the date of
                              original issuance of the debentures. We are
                              required to keep such shelf registration statement
                              effective until the earlier of (i) the sale
                              pursuant to the shelf registration statement of
                              all of the debentures and the shares of common
                              stock issuable upon conversion of the debentures,
                              which together we refer to as "registrable
                              securities," and (ii) the expiration of the
                              holding period applicable to such securities held
                              by non-affiliates of ours under Rule 144(k) under
                              the Securities Act, or any successor provision and
                              (iii) the second anniversary of the effective date
                              of the shelf registration statement, subject to
                              certain permitted exceptions. See "Description of
                              Debentures--Registration Rights."

                              We are permitted to suspend the use of this prospectus under certain circumstances. We agreed to pay predetermined liquidated damages to selling securityholders if this prospectus is unavailable for periods in excess to those described elsewhere in this prospectus. Purchasers of the registrable securities offered by means of this prospectus will not have any rights under the registration rights agreement, although once sold under this registration statement the registrable securities should be freely tradable except by purchasers who are our "affiliates" or are "underwriters" of the registrable securities for purposes of the Securities Act.

Trading Symbol for our
Common Stock..................Our common stock is traded on the New York Stock
                              Exchange under the symbol "CCL."

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE DEBENTURES AND OUR COMMON STOCK. SOME FACTORS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS." FOR A DISCUSSION OF THOSE STATEMENTS AND OF OTHER FACTORS FOR INVESTORS TO CONSIDER, SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                    RISKS RELATING TO OUR CORPORATE STRUCTURE

A CHANGE OF OUR TAX STATUS UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), MAY HAVE AN ADVERSE EFFECT ON OUR NET INCOME AND SHAREHOLDERS.

      We are a foreign corporation engaged in a trade or business in the United States, and our ship-owning subsidiaries are foreign corporations that, in many cases, depending upon the itineraries of their ships, receive income from sources within the United States. To the best of our knowledge, we believe that, under Section 883 of the Code and applicable income tax treaties, our income and the income of our ship-owning subsidiaries, in each case derived from or incidental to the international operation of a ship or ships, is currently exempt from United States federal income tax. We believe that substantially all of our income and the income of our ship-owning subsidiaries, with the exception of the United States source income from the transportation, hotel and tour business of Holland America Tours, is derived from or incidental to the international operation of a ship or ships within the meaning of Section 883 and applicable income tax treaties.

      We believe that we and many of our ship-owning subsidiaries currently qualify for the Section 883 exemption since each of us is incorporated in qualifying jurisdictions and our common stock is primarily and regularly traded on an established securities market in the United States. To date, however, no final Treasury regulations or other definitive interpretations of the relevant portions of Section 883 have been promulgated, although regulations have been proposed. See the risk factor immediately below for a discussion of the proposed regulations under Section 883. Those regulations or official interpretations could differ materially from our interpretation of this Code provision and, even in the absence of differing regulations or official interpretations, the Internal Revenue Service might successfully challenge our interpretation. In addition, the provisions of Section 883 are subject to change at any time by legislation. Moreover, changes could occur in the future with respect to the identity, residence, or holdings of our direct or indirect shareholders that could affect our and our subsidiaries' eligibility for the Section 883 exemption. Accordingly, it is possible that we and our subsidiaries will not be exempt from United States federal income tax on United States-source shipping income. If we and our ship-owning subsidiaries were not entitled to the benefit of Section 883, we would be subject to United States federal income taxation on a portion of our income, which would reduce our net income.

      We believe that the income of some of our ship-owning subsidiaries currently qualifies for exemption from United States income tax under bilateral income tax treaties. These treaties may be cancelled by either country or replaced with a new agreement that treats shipping income differently than under the agreements currently in force. If these subsidiaries do not qualify for benefits under the existing treaties or the existing treaties are cancelled or materially modified in a manner adverse to our interests and the subsidiaries do not qualify for the Section 883 exemption, the ship-owning subsidiaries would be subject to United States federal income taxation on a portion of their income, which would reduce our net income.

FAILURE TO COMPLY WITH THE PROPOSED TREASURY REGULATIONS COULD HAVE A NEGATIVE IMPACT ON OUR NET INCOME AND STOCK PRICE. ALSO, IN ORDER TO COMPLY WITH PROPOSED TREASURY REGULATIONS, YOUR ABILITY TO ACQUIRE OR TRANSFER OUR COMMON STOCK AND THE DEBENTURES IS RESTRICTED.

      On February 8, 2000, the United States Treasury Department issued proposed Treasury regulations to Section 883 of the Code, relating to income derived by foreign corporations from the international operation of ships and aircraft. The proposed regulations provide, in general, that a corporation organized in a qualified foreign country and engaged in the international operation of ships or aircraft shall exclude qualified income from gross income for purposes of United States federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock is publicly traded. A publicly traded corporation will satisfy this requirement if more than 50% of its stock is owned by persons who each own less than 5% of the value of the outstanding shares of the corporation's capital stock. To the best of our knowledge, after due investigation, we believe that we currently qualify as a publicly traded corporation under these proposed regulations. However, because various members of the Arison family and certain trusts established for their benefit currently own approximately 46.9% of our common stock, there is the potential that another shareholder could acquire 5% or more of our common stock, which could jeopardize our qualification as a publicly traded corporation. If, in the future, we were to fail to qualify as a publicly traded corporation, we would be subject to United States federal income tax on our income associated with our cruise operations in the United States. In such event, our net income and stock price would be negatively impacted.

      As a precautionary matter, we amended our second amended and restated articles of incorporation to ensure that we will continue to qualify as a publicly traded corporation under the proposed regulations. This amendment provides that no one person or group of related persons, other than certain members of the Arison family and certain trusts established for their benefit, may own or be deemed to own by virtue of the attribution provisions of the Code more than 4.9% of our common stock, whether measured by vote, value or number of shares. Any shares of our common stock acquired in violation of this provision will be transferred to a trust and, at the direction of our board of directors, sold to a person whose shareholding does not violate that provision. No profit for the purported transferee may be realized from any such sale. In addition, under specified circumstances, the trust may transfer the common stock at a loss to the purported transferee. Because the debentures are convertible into common stock, the transfer of the debentures will be subject to similar restrictions. See "Description of Debentures--Ownership Limitation on Debentures." These transfer restrictions may also have the effect of delaying or preventing a change in our control or other transactions in which the shareholders might receive a premium for their shares of our common stock over the then prevailing market price or which the shareholders might believe to be otherwise in their best interest.

A GROUP OF PRINCIPAL SHAREHOLDERS EFFECTIVELY CONTROLS US AND HAS THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL.

      A group of shareholders comprising certain members of the Arison family, including Micky Arison, our chairman and chief executive officer, and trusts established for their benefit, beneficially own, as of the date of this prospectus, a total of approximately 46.9% of our outstanding common stock. As a result, this group of shareholders has the power to substantially influence the election of directors and our affairs and policies without the consent of our other shareholders. In addition, this group has the power to prevent or cause a change in control.

WE ARE NOT A U.S. CORPORATION, AND OUR SHAREHOLDERS MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

      Our corporate affairs are governed by our second amended and restated articles of incorporation and by-laws and by the corporate laws of Panama. Thus, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

                         RISKS RELATED TO OUR BUSINESS

ENVIRONMENTAL AND HEALTH AND SAFETY LEGISLATION COULD INCREASE OPERATING COSTS.

      Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups also have generated negative publicity about the cruise industry and its environmental impact. The United States Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. Stricter environmental and health and safety regulations could increase the cost of compliance and adversely affect the cruise industry.

OVERCAPACITY WITHIN THE CRUISE BUSINESS COULD HAVE A NEGATIVE IMPACT ON OUR NET REVENUE YIELDS.

      Cruising capacity has grown in recent years and we expect it to continue to increase over the next five years as all of the major cruise companies are expected to introduce new ships into service. In order to utilize new capacity, the cruise industry must increase its share of the overall vacation market. Any future imbalances between cruise industry supply and demand could have a negative impact on our net revenue yields, which would also have a negative impact on our net income.

DEMAND FOR CRUISES COULD BE REDUCED AND, AS A RESULT, OUR NET REVENUE YIELDS MAY BE ADVERSELY AFFECTED.

      Demand for cruises may be affected by a number of factors. For example, our sales are dependent on the underlying economic strength of the countries in which we operate. Adverse economic conditions can reduce the level of disposable income of consumers available for vacations. In addition, armed conflicts or political instability in areas where our ships cruise can adversely affect demand for our cruises to those areas. Finally, adverse incidents involving cruise ships and adverse media publicity concerning the cruise industry in general can impact demand. The operation of cruise ships involves the risk of accidents and other incidents which may bring into question passenger safety and adversely affect future industry performance. While we make passenger safety a high priority in the design and operation of our ships, accidents and other incidents involving cruise ships could adversely affect our future sales and profitability. Any reduction in demand may have a negative impact on our net revenue yields, which would also have a negative impact on our net income.

WE FACE SIGNIFICANT COMPETITION FROM BOTH CRUISE LINES AND OTHER VACATION OPERATORS.

      We operate in the vacation market. We compete for consumer disposable leisure-time dollars with both other cruise operators and a wide array of vacation operators, including numerous land destinations and timeshare vacation operators located throughout the world. The primary methods of competition among these operators are on the basis of pricing, product, differentiated by the nature of the overall vacation experience, and itinerary or location. Our principal competitors include Royal Caribbean Cruise Ltd., which owns Royal Caribbean International and Celebrity Cruises, P&O Princess Cruises plc, which owns Princess Cruises, P&O Cruises and Aida Cruises, and Norwegian Cruise Line and Orient Lines, which are both owned by Star Cruises plc. In the event that we do not compete effectively with other cruise companies and other vacation operators, our market share could decrease and our net revenue yields could be adversely affected.

HIGHER FUEL PRICES COULD RAISE OUR COSTS.

      The cost of fuel is subject to many economic and political factors which are beyond our control. An increase in fuel prices could adversely affect our financial results because we may not be able to increase the prices on our cruise vacations to recover any increased costs.

CONDUCTING BUSINESS INTERNATIONALLY MAY RESULT IN INCREASED COSTS.

      We operate our business internationally, and we plan to continue to develop our international presence, especially in Europe. Operating internationally exposes us to a number of risks. Examples include currency fluctuations, interest rate movements, increases in duties and taxes, political uncertainty, and changes in laws and policies affecting cruising, vacation or maritime businesses or the governing operations of foreign-based companies. If we are unable to address these risks adequately, our financial results could be adversely affected.

DELAYS OR FAULTS IN SHIP CONSTRUCTION COULD REDUCE OUR PROFITABILITY.

      Cruise ships are large and complicated vessels, and building them involves risks similar to those encountered in similar sophisticated construction projects, including delays in delivery and faulty construction. Delays or faults in ship construction may result in delays or cancellations of scheduled cruises, necessitate unscheduled repairs and drydocking of the ship and increase our shipbuilding costs and/or expenses. Industrial action, insolvency of shipyards or other events could also delay or indefinitely postpone the delivery of new ships.

These events, in turn, could, to the extent they are not covered by contractual provisions or insurance, adversely affect our financial results.

THE INABILITY OF QUALIFIED SHIPYARDS TO BUILD OUR SHIPS COULD REDUCE OUR FUTURE PROFITABILITY.

      We believe that there are a limited number of shipyards in the world capable of the quality construction of large passenger cruise ships. We currently have contracts with three of these shipyards for the construction of 15 ships to enter service over the next five years. Our primary competitors also have contracts to construct new cruise ships. If we elect to build additional ships in the future, which we expect to do, there is no assurance that any of these shipyards will have the available capacity to build additional new ships for us at the times desired by us or that the shipyards will agree to build additional ships at a cost acceptable to us. Additionally, there is no assurance that ships under contract for construction will be delivered. These events, in turn, could adversely affect our financial results.

             RISKS RELATING TO THE DEBENTURES AND OUR COMMON STOCK

AN ACTIVE TRADING MARKET FOR THE DEBENTURES MAY NOT DEVELOP.

      The debentures are a new issue of securities for which there is currently no public market and no active trading market might ever develop. If the debentures are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the debentures. To the extent that an active trading market does not develop, the liquidity and trading prices for the debentures may be harmed.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL REPURCHASE OPTION OR THE REPURCHASE AT THE OPTION OF THE HOLDER PROVISION IN THE DEBENTURES.

      Upon the occurrence of specific kinds of change in control events occurring on or before April 15, 2008, and on the 2005, 2008 and 2011 purchase dates, we may be required to repurchase all outstanding debentures. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of debentures in cash or that restrictions in our debt instruments will not allow such repurchases. See "Description of Debentures--Purchase of Debentures by Us at the Option of the Holder" and "--Change in Control Permits Purchase of Debentures by the Company at the Option of the Holder."

THE HOLDERS OF OUR COMMON STOCK MAY EXPERIENCE A DILUTION IN THE VALUE OF THEIR EQUITY INTEREST AS A RESULT OF THE ISSUANCE AND SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

      A substantial number of shares of our common stock were issued by us in private transactions not involving a public offering and are therefore treated as "restricted securities" for purposes of Rule 144 under the Securities Act or are held by our affiliates and, therefore, treated as "restricted securities" or "control securities." Some members of the Arison family and related entities beneficially own approximately 46.9% of our outstanding common stock. No predictions can be made as to the effect, if any, that the issuance and availability for future market sales of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of our net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

      o general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for our cruise products;

      o consumer demand for cruises, including the effects on consumer demand of armed conflicts, political instability or adverse media publicity;

      o     increases in cruise industry capacity;

      o     cruise and other vacation industry competition;

      o     changes in tax laws and regulations;

      o our ability to implement our shipbuilding program and to continue to expand our business outside the North American market;

      o changes in foreign currency rates, food, fuel and commodity prices and interest rates;

      o     delivery of new ships on schedule and at the contracted prices;

      o     weather patterns;

      o     unscheduled ship repairs and drydocking;

      o     incidents involving cruise ships;

      o     impact of pending or threatened litigation;

      o the ability of unconsolidated affiliates to successfully implement their business strategies; and

      o     changes in laws and regulations applicable to us.

      We caution the reader that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. We cannot predict such risks nor can we assess the impact, if any, of such risks on our business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the fiscal years ended November 30, 2000, 1999, 1998, 1997 and 1996 and for the three months ended February 28, 2001 and February 29, 2000. Earnings include net income, adjusted for income taxes, minority interest and income from affiliated operations net of dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                                                   THREE MONTHS
                                                      ENDED
                                                  FEBRUARY 29/28,          YEARS ENDED NOVEMBER 30,
                                                  ---------------   ------------------------------------
                                                   2001    2000      2000    1999    1998   1997   1996
                                                  ------  -------   ------  ------  ------ ------ ------
Ratio of earnings to fixed charges..........       4.8x   10.3x      11.5x   11.3x   8.8x   9.0x   6.4x


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS


      Our common stock is traded on the New York Stock Exchange under the symbol "CCL". The high and low of our common stock sales prices for the periods indicated were as follows:


                                                      HIGH       LOW
                                                    --------  --------
  FISCAL 2001
  First Quarter.................................    $ 34.938  $ 21.938
  Second Quarter................................    $ 33.400  $ 23.600
  Third Quarter (through June 11, 2001).........    $ 28.390  $ 26.740

  FISCAL 2000
  First Quarter.................................    $ 50.563  $ 27.625
  Second Quarter................................    $ 28.813  $ 21.875
  Third Quarter.................................    $ 27.313  $ 18.625
  Fourth Quarter................................    $ 25.750  $ 19.688

  FISCAL 1999
  First Quarter.................................    $ 49.125  $ 34.875
  Second Quarter................................    $ 53.500  $ 38.500
  Third Quarter.................................    $ 50.500  $ 39.750
  Fourth Quarter................................    $ 51.875  $ 38.125

      As of June 11, 2001, there were approximately 4,657 holders of record of our common stock.

      We declared cash dividends on all of our common stock in the amount of $.09 per share in each of the first three quarters of fiscal 1999 and $.105 for each subsequent quarter through and including the first quarter of fiscal 2001. Payment of future dividends on the common stock will depend upon, among other factors, our earnings, financial condition and capital requirements. We may also declare special dividends to all shareholders in the event that members of the Arison family and certain related entities, as a result of any future income tax audit, are required to pay additional income taxes by reason of their ownership of the common stock.

      The Republic of Panama does not currently have tax treaties with any other country. Under current law, we believe that distributions to our United States shareholders are not subject to taxation under the laws of the Republic of Panama. Dividends that we pay will be taxable as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, but generally will not qualify for any dividends-received deduction.

      The payment and amount of any dividend is within the discretion of our board of directors, and it is possible that the amount of any dividend may vary from the levels discussed above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below for the fiscal years ended November 30, 2000, 1999, 1998, 1997 and 1996, and as of the end of each such fiscal year are derived from our audited financial statements and should be read in conjunction with those financial statements and the related notes. The selected financial data presented below for the quarters ended February 28, 2001 and February 29, 2000, are derived from our unaudited financial statements and should be read in conjunction with those financial statements and related notes.

                                      THREE MONTHS ENDED
                                        FEBRUARY 28/29,                              YEARS ENDED NOVEMBER 30,
                                    ------------------------    ------------------------------------------------------------------
                                       2001          2000          2000         1999           1998          1997         1996
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT AND OTHER
DATA(3):
Revenues                            $1,007,606    $  824,878    $3,778,542    $3,497,470    $3,009,306    $2,447,468    $2,212,572
Operating income before income
from affiliated operations             160,004       170,955       945,130       943,941       819,792       660,979       551,461
Operating income                       138,941       159,518       982,958     1,019,699       896,524       714,070       597,428
Net income                             127,950       171,517       965,458     1,027,240       835,885       666,050       566,302
Earnings per share (1):
   Basic                            $     0.22    $     0.28    $     1.61    $     1.68    $     1.40    $     1.12    $     0.98
   Diluted                                0.22          0.28          1.60          1.66          1.40          1.12          0.96
Dividends  declared per share (1)        0.105         0.105         0.420         0.375         0.315         0.240         0.190
Capital expenditures                   120,829        93,046     1,003,348       872,984     1,150,413       497,657       901,905
Passenger cruise days                    5,203         3,839        16,750        14,947        13,009        11,908        10,583
Occupancy percentage (2)                 105.2%        103.4%        105.4%        104.3%        106.3%        108.3%        107.6%

                                     AS OF FEBRUARY 28/29,                               AS OF NOVEMBER 30,
                                   -------------------------    ------------------------------------------------------------------
                                      2001(3)       2000          2000(3)         1999         1998          1997          1996
                                   -----------   -----------    ----------    ----------    ----------    ----------    ----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets                       $10,285,311   $8,332,673     $9,831,320    $8,286,355    $7,179,323    $5,426,775    $5,101,888
Long-term debt
(excluding portion due
within one year)                     1,854,719      865,666      2,099,077       867,515     1,563,014     1,015,294     1,316,632
Total shareholders' equity           5,942,562    6,025,623      5,870,617     5,931,247     4,285,476     3,605,098     3,030,884

-----------------------------

(1) All per share amounts have been adjusted as of such date to reflect a two-for-one stock split effective June 12, 1998.

(2) In accordance with cruise industry practice, occupancy percentage is calculated based upon two passengers per cabin even though some cabins can accommodate three or four passengers. The percentages in excess of 100% indicate that more than two passengers occupied some cabins.

(3) Since June 1997, we have owned 50% of Costa. On September 29, 2000, we completed the acquisition of the remaining 50% interest in Costa. We accounted for this transaction using the purchase accounting method. Prior to the fiscal 2000 acquisition, we accounted for our 50% interest in Costa using the equity method. Commencing in fiscal 2001, Costa's results of operations will be consolidated on a current month basis in the same manner as our other wholly-owned subsidiaries. Our November 30, 2000 and February 28, 2001 consolidated balance sheets include Costa's balance sheet. See Note 3 to our financial statements for the year ended November 30, 2000.

CAPITALIZATION

      The following table sets forth our capitalization as of February 28, 2001 and as adjusted as of such date to give effect to the sale of the debentures and the application of the gross proceeds of that offering.

                                                                                                 AS OF FEBRUARY 28, 2001
                                                                                          -------------------------------------
                                                                                              ACTUAL             AS ADJUSTED
                                                                                          -------------        ----------------
                                                                                          (in thousands, except per share data)
Long-term debt:
Commercial paper, bearing interest at 5.4% at February 28, 2001, due in 2001 .........    $   324,612            $        --
2% Convertible Senior Debentures due 2021 ............................................             --                600,000
$200 million multi-currency revolving credit facility drawn in euros, bearing interest
   at 5.0% at February 28, 2001 (1)(2) ...............................................        161,283                161,283
Unsecured Debentures and Notes, bearing interest at rates ranging from 6.15%
    to 7.7%, due through 2028 ........................................................        848,687                848,687
Euro note, secured by one ship, bearing interest at euribor plus 0.5% (5.3% at
    February 28, 2001), due through 2008 (1) .........................................        137,971                137,971
Unsecured euro notes, bearing interest at rates ranging from euribor plus 0.17%
   to euribor plus 1.0% (4.9% to 5.8% at February 28, 2001), due 2001, 2005
   and 2006 (1)(2) ...................................................................        856,163                856,163
Other ................................................................................         31,894                 31,894
                                                                                          -------------        ----------------
   Total long-term debt ..............................................................      2,360,610              2,635,998
   Less portion due within one year ..................................................       (505,891)              (181,279)
                                                                                          -------------        ----------------
   Total long-term debt (excluding portion due within one year) ......................      1,854,719              2,454,719

Shareholders' equity:
Common Stock; $.01 par value; 960,000 shares authorized; 617,803 shares issued .......          6,178                  6,178
Additional paid-in capital ...........................................................      1,778,260              1,778,260
Retained earnings ....................................................................      4,950,578              4,950,578
Unearned stock compensation ..........................................................        (14,532)               (14,532)
Accumulated other comprehensive loss .................................................        (72,785)               (72,785)
Treasury stock; 33,087 shares at cost ................................................       (705,137)              (705,137)
                                                                                          -------------        ----------------
   Total shareholders' equity ........................................................      5,942,562              5,942,562
                                                                                          -------------        ----------------
   Total capitalization (excluding portion of long-term debt due within one year) ....    $ 7,797,281            $ 8,397,281
                                                                                          =============        ================

-----------------------------

(1) Euro denominated notes have been translated to U.S. dollars at the exchange rate in effect as of February 28, 2001.

(2) On March 22, 2001, we repaid the outstanding amount drawn under our $200 million credit facility and an unsecured euro note of approximately $105 million from the proceeds received from $266 million of unsecured euro notes, bearing interest at an effective rate of 5.57%, due in 2006. Since the debt outstanding at February 28, 2001 was repaid with long-term debt, the outstanding balances have been classified as long-term in the February 28, 2001 capitalization table.

                                 USE OF PROCEEDS

      The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                             SELLING SECURITYHOLDERS

      The following table provides, as of June 7, 2001, the name of each selling securityholder, the principal amount of debentures held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of debentures and the common stock issuable upon conversion of the debentures (based upon the initial conversion price). This information has been obtained from the selling securityholders. Selling securityholders representing an amount of up to an additional $482,750,000 aggregate principal amount of debentures will be added to the table prior to the effectiveness of the registration statement of which this prospectus is a part.

                          (2)
                       PRINCIPAL
                       AMOUNT OF          (3)            (4)             (5)
                       DEBENTURES      PERCENT OF    COMMON STOCK    COMMON STOCK
      (1)             BENEFICIALLY       TOTAL       ISSUABLE UPON  OWNED PRIOR TO
    SELLING             OWNED AND     OUTSTANDING   CONVERSION OF    CONVERSION OF
SECURITYHOLDER           OFFERED       DEBENTURES   THE DEBENTURES    DEBENTURES
-----------------------------------------------------------------------------------
First Union
Securities, Inc.       $29,500,000          4.92%       757,167               0

White River
Securities L.L.C.      $ 1,500,000          0.25%        38,500               0

Bear Stearns &
Co. Inc.               $ 1,500,000          0.25%        38,500               0

Nomura Securities
International, Inc.    $15,000,000          2.50%       385,000         497,292

CIBC World
Markets                $ 5,000,000          0.83%       128,333               0

JMG Triton
Offshore Fd Ltd.       $21,000,000          3.50%       539,000               0

OZ Master Fund,
Ltd.                   $ 4,534,000          0.76%       116,373               0

Lexington (IMA)
Limited                $   139,000          0.02%         3,568               0

Absolute Return
Fund, Ltd.             $   327,000          0.05%         8,393               0

TD Securities
(USA) Inc.             $ 9,500,000          1.58%       243,833               0



                                       19


                          (2)
                       PRINCIPAL
                       AMOUNT OF          (3)            (4)             (5)
                       DEBENTURES      PERCENT OF    COMMON STOCK    COMMON STOCK
      (1)             BENEFICIALLY       TOTAL       ISSUABLE UPON  OWNED PRIOR TO
    SELLING             OWNED AND     OUTSTANDING   CONVERSION OF    CONVERSION OF
SECURITYHOLDER           OFFERED       DEBENTURES   THE DEBENTURES    DEBENTURES
-----------------------------------------------------------------------------------
Peoples Benefit Life
Insurance
Company
TEAMSTERS              $ 5,000,000          0.83%       128,333               0

Retail Clerks
Pension Trust #2         1,500,000          0.25%        38,500               0

GM Employees
Global Group
Pension Trust
(Abs Return Portfolio)   1,500,000          0.25%        38,500               0

St. Albans
Partners Ltd.            5,000,000          0.83%       128,333               0

Yield Strategies
Fund II, LP              3,250,000          0.54%        83,417               0

Bank America
Pension Plan             3,000,000          0.50%        77,000               0

Circlet (IMA)
Limited                  2,000,000          0.33%        51,333               0

Duckbill & Co.           1,750,000          0.29%        44,917               0

General Motors
Welfare Benefit
Trust (VEBA)             3,000,000          0.50%        77,000               0

------------
   * Assuming the sale of all debentures and common stock issuable upon conversion of the debentures, selling securityholders will not hold any debentures and will hold the number of our common stock set forth in column
(5) "Common Stock Owned Prior to Conversion of Debentures". At that time, no selling securityholder will hold more than 1% of our outstanding common stock.

      Except as described below, none of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates. Because the selling securityholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount of percentage that will be held by the selling securityholders upon termination of any sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since April 25, 2001 in transactions exempt from the registration requirements of the Securities Act.

      Mr. Uzi Zucker, one of our directors, is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"). Bear Stearns was one of the investment banking firms serving as our agent in connection with our common stock repurchase program. It is expected that Bear Stearns may continue to provide us with investment banking and consulting services when we so request it.

      Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names in columns (2) and (5) may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

      The debentures and underlying common stock, which we will refer to as offered securities, are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures and common stock. We will bear the fees and expenses incurred in connection with our obligation to register the debentures and underlying common stock. These fees and expenses include registration and filing fees, printing and duplication expenses, fee and disbursement of our counsel, as well as reasonable fees and disbursement of the indenture's trustee, its counsel and the registrar and transfer agent. However, the selling securityholders will pay all underwriting discounts and selling commissions, if any, and their own legal expenses.

      The selling securityholders may sell the debentures and common stock from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at fixed prices, prices subject to change or at negotiated prices, by a variety of methods including the following:

      o     in market transactions;

      o     in privately negotiated transactions;

      o     through broker-dealers, which may act as agents or principals;

      o in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

      o     directly to one or more purchasers;

      o     through agents;

      o     in any combination of the above; or

      o     by any other legally available means.

      In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

      o purchases of the debentures and common stock by a broker-dealer as principal and resales of them by the broker-dealer for its account pursuant to this prospectus;

      o     ordinary brokerage transactions; or

      o     transactions in which the broker-dealer solicits purchasers.

      o If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any debentures and common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the debentures and common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of debentures and common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of debentures and common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debentures and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the debentures and/or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

      The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and common stock to engage in market-making activities with respect to the particular debentures and common stock being distributed. All of the above may affect the marketability of the debentures and common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and common stock.

      Under the securities laws of certain states, the debentures and underlying common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the debentures and common stock may not be sold unless the debentures and common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

      We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

      We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of Debentures -- Registration Rights."

      The outstanding common stock is listed for trading on the New York Stock Exchange under the symbol "CCL." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the debentures. Please refer to the section entitled "Risk Factors."

                            DESCRIPTION OF DEBENTURES

      We have issued the debentures pursuant to the indenture dated as of April 25, 2001, between us and US Bank Trust National Association, as trustee, as supplemented by a first supplemental indenture dated April 25, 2001, governing the debentures. We refer to the indenture, as so supplemented, as the "indenture."

      The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request. As used in this description, all references to "our company" or to "we," "us" or "our" mean Carnival Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

GENERAL

      The debentures:

      o were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount;

      o     were limited to $600,000,000 aggregate principal amount;

      o     mature on April 15, 2021; and

      o accrue interest at a rate of 2.00% per year from April 25, 2001 or from the most recent interest payment date to which interest has been paid or duly provided, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2001.

      Interest is paid to the person in whose name a debenture is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the debentures is computed on the basis of a 360-day year composed of twelve 30-day months.

      If any interest payment date, maturity date, redemption date or purchase date of a debenture falls on a day that is not a business day, the required payment of principal and interest is made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      The debentures are redeemable prior to maturity only on or after April 15, 2008, as described below under "--Redemption of Debentures at Our Option" and do not have the benefit of a sinking fund. Principal of and interest on the debentures will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. If certain conditions have been satisfied, the debentures may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge is made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.

RANKING OF DEBENTURES

      The debentures are unsecured and unsubordinated obligations. The debentures rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, the debentures are effectively subordinated to all existing and future obligations of our subsidiaries.

      As of February 28, 2001, we had approximately $2,360.6 million of total indebtedness outstanding, which includes approximately $1,202.3 million indebtedness of our consolidated subsidiaries. See "Capitalization."

CONVERSION RIGHTS

      The initial conversion rate is 25.5467 shares of common stock per $1,000 principal amount of debentures, subject to adjustment upon the occurrence of certain events described below. A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

      CONVERSION RIGHTS BASED ON COMMON STOCK PRICE. Commencing after May 21, 2001, holders may surrender debentures for conversion into shares of common stock in any fiscal quarter (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than $43.05 (110% of the conversion price per share of common stock). Our fiscal quarters end on the last day of February, May, August and November. The initial conversion price per share equals $39.14, subject to adjustment as described below.

      "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the common stock is then traded.

      CONVERSION RIGHTS UPON NOTICE OF REDEMPTION. A holder may surrender for conversion a debenture called for redemption at any time prior to the close of business on the redemption date, even if it is not otherwise convertible at such time. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the debenture may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      CONVERSION RIGHTS UPON OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS. If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert a debenture into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of our company or another person which the holder would have received if the holder had converted the holder's debenture immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's debentures as described under "--Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."

      In the event we elect to make a distribution described in the third or fourth bullet of the paragraph under the caption, "--Conversion Rate Adjustment" below describing adjustments to the conversion rate which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place.

      Notwithstanding anything to the contrary, no debentures may be surrendered for conversion pursuant to the first paragraph under this caption and no corporate transaction requiring an adjustment to the conversion price will be deemed to have occurred by reason of the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of:

      o     changing our jurisdiction of organization; or

      o effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure.

      On conversion of debentures, a holder will not receive any cash payment of interest (unless such debentures or portions thereof have been called for redemption on a redemption date that occurs between a regular record date and the third business day after the interest payment date to which it relates). Our delivery to the holder of the full number of shares of common stock into which the debenture is convertible, together with any cash payment for such holder's fractional shares, or cash or a combination of cash and common stock in lieu thereof, will be deemed:

      o to satisfy our obligation to pay the principal amount at maturity of the debenture; and

      o to satisfy our obligation to pay accrued interest attributable to the period from the most recent interest payment date through the conversion date.

      As a result, interest is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of debentures so converted, unless such debentures have been called for redemption on a redemption date that occurs between a regular record date and the third business day after the interest payment date to which it relates, in which case no such payment shall be required.

      A certificate for the number of full shares of common stock into which any debentures are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain Panamanian and United States Federal Income Tax Consequences--Sale or Exchange of Debentures or Shares of Common Stock" and "--Conversion of Debentures."

      In lieu of delivery of shares of our common stock upon notice of conversion of any debentures (for all or any portion of the debentures), we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the average sale price of our common stock for the five consecutive trading days immediately following (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under "--Redemption of Debentures at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under "--Events of Default; Waiver and Notice" below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not pay cash upon conversion of any debentures or portion of the debenture (other than cash for fractional shares).

      To convert a debenture into shares of common stock, a holder must:

      o complete and manually sign the conversion notice on the back of the debenture or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

      o     surrender the debenture to the conversion agent;

      o if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

      o     if required, pay all transfer or similar taxes.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      CONVERSION RATE ADJUSTMENT. The conversion rate will be adjusted for:

      o dividends or distributions on our shares of common stock payable in shares of our common stock or other capital stock;

      o subdivisions, combinations or certain reclassifications of shares of our common stock;

      o distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

      o distributions to all holders of our shares of common stock of our assets (including shares of capital stock, of or similar equity interests in, subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the common stock occurring during such 12-month period exceeds on a per share basis 7.5% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution).

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

      No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if we provide that holders of debentures will participate in the transaction without conversion or in certain other cases.

      The indenture permits us to increase the conversion rate from time to time.

      In the event of:

      o a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

      o     an increase in the conversion rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain Panamanian and United States Federal Income Tax
Consequences--Constructive Dividends."

      Upon determination that debenture holders are or will be entitled to convert their debentures into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

REDEMPTION OF DEBENTURES AT OUR OPTION

      Prior to April 15, 2008, the debentures will not be redeemable at our option. Beginning on April 15, 2008, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate.

      If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

      You have the right to require us to purchase your debentures on any April 15 occurring in the years 2005, 2008 and 2011. We are required to purchase, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the heading "We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provision in the debentures."

      We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain Panamanian and United States Federal Income Tax Considerations."

      We are required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      o whether we will pay the purchase price of the debentures in cash or shares of common stock or any combination thereof, and specifying the percentages of each;

      o if we elect to pay in shares of common stock, the method of calculating the market price of the common stock; and

      o the procedures that holders must follow to require us to purchase their debentures.

      Your purchase notice electing to require us to purchase your debentures must state:

      o if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under appropriate DTC procedures;

      o the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000;

      o that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture; and

      o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

            1. to withdraw the purchase notice as to some or all of the debentures to which it relates; or

            2. to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to such purchase notice.

      If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain Panamanian and United States Federal Income Tax Considerations--Sale or Exchange of Debentures or Shares of Common Stock" and "--Conversion of Debentures."

      You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal must state:

      o     the principal amount of the withdrawn debentures;

      o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under appropriate DTC procedures; and

      o the principal amount, if any, of debentures that remain subject to your purchase notice.

      If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of one share of common stock. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

      The "market price" means the average of the sale prices of the common stock for the five trading day period ending on the third business day (if the third business day prior to the purchase date is a trading day or, if not, then on the last trading day prior to the third business day) prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.

      The "sale price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated.

      Because the market price of the common stock is determined prior to the purchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or is otherwise readily publicly available.

      Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount of debentures in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

      Our right to purchase debentures, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

      o the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or, if not so listed, on Nasdaq;

      o the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

      o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures of the holder entirely in cash. See "Certain Panamanian and United States Federal Income Tax Considerations--Sale, Exchange, Conversion or Redemption." We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

      Our ability to purchase debentures with cash may be limited by the terms of our then existing borrowing agreements. The indenture prohibits us from purchasing debentures for cash in connection with the holders' purchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the purchase price with respect to the debentures.

      A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, immediately after the purchase date:

      o     the debenture will cease to be outstanding;

      o     interest will cease to accrue; and

      o     all other rights of the holder will terminate.

      This is the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

      We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option.

CHANGE IN CONTROL PERMITS PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE
HOLDER

      In the event of a change in control, which occurs on or before April 15, 2008, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures in integral multiples of $1,000 principal amount. We will purchase the debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to, but excluding, the change in control purchase date.

      We are required to purchase the debentures as of the date that is 35 business days after the occurrence of such change in control (a "change in control purchase date").

      A change of control occurs in the following situations:

      o any person or group, other than our subsidiaries, any of our or their employee benefit plans or permitted holders, after the first issuance of debentures files a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that it has become and actually is the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

      o permitted holders file a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that they have become and actually are beneficial owners of our voting stock representing more than 80%, in the aggregate, of the voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

      o we consolidate with or merge with or into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own our voting stock immediately prior to a transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors.

      For purposes of this provision, a "permitted holder" means each of Marilyn
B. Arison, Micky Meir Arison, Shari Arison, Michael Arison or their spouses, children or lineal descendants of Marilyn B. Arison, Micky Meir Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of any Arison family member mentioned in this paragraph, or any "person" (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Arison family member mentioned in this paragraph or any trust established for the benefit of any such Arison family member or any charitable trust or non-profit entity established by a permitted holder.

      Notwithstanding anything to the contrary, the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of:

      o     changing our jurisdiction of organization; or

      o effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure shall not be deemed to be a "change of control."

      Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

      o     the events causing a change in control;

      o     the date of such change in control;

      o     the last date on which the purchase right may be exercised;

      o     the change in control purchase price;

      o     the change in control purchase date;

      o     the name and address of the paying agent and the conversion agent;

      o     the conversion rate and any adjustments to the conversion rate;

      o that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

      o     the procedures that holders must follow to exercise these rights.

      To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:

      o if certificated debentures have been issued, the debenture certificate numbers, or if not, must comply with appropriate DTC procedures;

      o the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000; and

      o that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

      You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:

      o the principal amount of the withdrawn debentures, in integral multiples of $1,000;

      o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, must comply with appropriate DTC procedures; and

      o the principal amount, if any, of debentures that remain subject to your change in control purchase notice.

      A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the change in control purchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debenture on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

      o     the debenture will cease to be outstanding;

      o     interest will cease to accrue; and

      o     all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

      We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option.

      The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of us. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

      o     to accumulate shares of common stock;

      o to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

      o     by management to adopt a series of anti-takeover provisions.

      Instead, the terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

      No debentures may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures.

      For purposes of defining a change of control:

      o the term "person" and the term "group" have the meanings given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

      o the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

      o the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

OWNERSHIP LIMITATION ON DEBENTURES

      In order to permit us to retain our status as a publicly traded corporation under the proposed Treasury Regulations to Section 883 of the Code, debentures may not be transferred if the transfer would result in ownership by one person or group of related persons by virtue of the attribution provisions of the Code, other than certain members of the Arison family and certain trusts established for their benefit, of more than 4.9% of our common stock, whether measured by vote, value or number of shares. The calculation of a holder's stockholdings assumes the conversion of the debentures and other convertible securities issued by us held by that person or group. See "Description of Capital Stock--Common Stock--Transfer Restrictions" for a discussion of the attribution provisions. If a person attempts to acquire debentures in violation of the 4.9% ownership limitation, the putative transfer to that person would be void, and the intended transferee would acquire no rights to the debentures. For purposes of this 4.9% limitation, a "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.

      If a prohibited transfer of debentures results in the ownership of debentures and shares of common stock by any shareholder in violation of the 4.9% limit or causes us to be subject to United States federal shipping or aircraft income tax, those debentures the ownership of which is in excess of the 4.9% limit or would cause us to be subject to United States federal shipping or aircraft income tax will automatically be designated as "excess debentures."

      Our board of directors may waive the 4.9% limit or transfer restrictions in any specific instance if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from United States income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

      Excess debentures will be transferred to a trust. The trustee of the trust will be appointed by us and will be independent of us and the purported holder of the excess debentures. The beneficiary of such trust will be one or more charitable organizations selected by the trustee of such trust. The trust will be deemed to own the debentures for the beneficiary of such trust on the day prior to the date of the putative violative transfer.

      At the direction of our board of the directors, the trustee of such trust will transfer the excess debentures held in trust to a person or persons (including us) whose ownership of such excess debentures will not violate the 4.9% limit or otherwise cause us to become subject to United States shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess debentures or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess debentures will cease and the prohibited holder of the excess debentures will receive the payment that reflects a price per debenture for such excess debentures equal to the lesser of
(i) the price received by the trustee of such trust for the sale or other disposition of the debentures held in trust, and (ii) the price paid by the prohibited transferee for the debentures, or, if the prohibited transferee did not give value for such debentures, the market price of the debentures on the date of the event that resulted in the excess debentures. A prohibited transferee or holder of the excess debentures will not be permitted to receive an amount that reflects any appreciation in the excess debentures during the period that such excess debentures were outstanding. Any amount received in excess of the amount permitted to be received by the prohibited transferee or holder of the excess debentures must be turned over to the charitable beneficiary of the trust.

      If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess debentures may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess debentures and to hold such excess debentures on our behalf.

      We have the right to purchase any excess debentures held by the trust for a period of 90 days from the later of (i) the date the transfer or other event resulting in excess debentures has occurred and (ii) the date the board of directors determines in good faith that a transfer or other event resulting in excess debentures has occurred. The price per excess debenture to be paid by us will be equal to the lesser of (i) the price per debenture paid in the transaction that created such excess debentures (or, in the case of certain other events, the market price per debenture for the excess debentures on the date of such event), or (ii) the lowest market price for the excess debentures at any time after their designation as excess debentures and prior to the date we accept such offer.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      The indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

      o the successor or transferee entity is a corporation, limited liability company trust or partnership organized under the laws of the United States or any State of the United States or the District of Columbia or the Republic of Panama or any other country recognized by the United States and all political subdivisions of such countries;

      o the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debentures and the performance of every covenant in the indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the indenture;

      o immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

      o we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

      In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the debentures, with the same effect as if it had been named in the indenture as our company.

EVENTS OF DEFAULT; WAIVER AND NOTICE

      An event of default is defined in the indenture as:

      (a) default for 30 days in payment of any interest on the debentures or in payment of any Liquidated Damages under the registration rights agreement described below;

      (b) default in payment of principal of or any premium on the debentures at maturity, redemption price, purchase price or change in control purchase price, when the same becomes due and payable;

      (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company or a Subsidiary in excess of $30 million in aggregate principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debentures;

      (d) default by us in the performance of any other covenant contained in the indenture for the benefit of the debentures that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture; and

      (e) certain events of bankruptcy, insolvency and reorganization of our company or a Significant Subsidiary.

      When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of our company and our Subsidiaries. The terms "Subsidiary," "Net Worth" and "Consolidated Net Worth" are defined in the indenture.

      The indenture provides that:

      o if an event of default described in clause (a), (b), (c) or (d) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debentures may declare the principal of the debentures and the interest accrued thereon to be due and payable immediately;

      o upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debentures and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debentures then outstanding.

      o if an event of default described in clause (e) occurs and is continuing, then the principal amount of all debentures issued under the indenture and then outstanding and all accrued interest thereon shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

      Under the indenture the trustee must give to the holders of debentures notice of all uncured defaults known to it with respect to the debentures within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on or interest on, any of the debentures, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debentures.

      No holder of any debentures may institute any action under the indenture unless:

      o such holder has given the trustee written notice of a continuing event of default with respect to the debentures;

      o the holders of not less than 25% in aggregate principal amount of the debentures then outstanding have requested the trustee to institute proceedings in respect of such event of default;

      o such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

      o the trustee has failed to institute an action for 60 days thereafter; and

      o no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debentures.

      The holders of a majority in aggregate principal amount of the debentures affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

      We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and of our performance under the indenture and the terms of the debentures has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

      For the purposes of determining whether the holders of the requisite principal amount of debentures have taken any action herein described, the principal amount of debentures will be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURE

      We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

      o to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

      o to add covenants of our company, or surrender any rights of our company, or add any rights for the benefit of the holders of debentures;

      o to cure any ambiguity, omission, defect or inconsistency in such indenture;

      o to establish the form or terms of any other series of debt securities, including any subordinated securities;

      o to evidence and provide for the acceptance of any successor trustee with respect to the debentures or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

      o     to provide any additional events of default.

      With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

      o change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debenture, or reduce the principal amount thereof or the rate of interest or any premium thereon, or change any place of payment where, or the coin or currency in which, any debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the indenture;

      o reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

      o modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

DISCHARGE OF THE INDENTURE

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by our company.

GOVERNING LAW

      The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

      The debentures that were sold to qualified institutional buyers are evidenced by global securities, which were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global securities may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee.

      After a sale of debentures under this shelf registration statement, debentures that were held as beneficial interests in the global securities with DTC will remain as beneficial interests in the global securities.

      Persons may hold their interests in the global securities directly through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Transfers between participants will be effected in accordance with DTC rules and will be settled in clearing house funds.

      Persons who are not DTC participants may own interests in the global securities only through DTC participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global securities, we will consider Cede & Co. for all purposes to be the sole holder of the global securities. Except as provided in this section or as described in "Exchange of Beneficial Interests in the Global

Securities for Certificated Debentures," owners of beneficial interests in the global securities will not have certificates registered in their names, will not receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the debentures.

      We will pay interest on and the redemption price or repurchase price of the global securities to Cede & Co., as the registered owner, by wire transfer of immediately available funds on each interest payment, redemption or repurchase date. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities.

      DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their beneficial interests in the global securities, unless it has reason to believe that it will not receive payment. Only the DTC participants are responsible for payments to owners of beneficial interests held through them.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, a person having a beneficial interest in the principal amount represented by the global securities may be unable to pledge its interest to persons or entities that do not participate in the DTC system, due to the lack of a physical certificate evidencing its interest.

      We are not responsible for the performance by DTC or its participants or indirect participants of their obligations. The trustee is also not responsible for such performance. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, only at the direction of one or more participants with an interest in a global security, and only with respect to the principal amount as to which the participants have given it a direction.

      DTC has advised us that it is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the debentures. Certain participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global security among participants, it has no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time.

EXCHANGE OF BENEFICIAL INTERESTS IN THE GLOBAL SECURITY FOR CERTIFICATED DEBENTURES

      A global security is exchangeable for definitive convertible debentures in registered certificated form if DTC notifies us that it is unwilling or unable to continue as depositary for the global security and we fail to appoint a successor depositary within 90 days or if we, at any time and in our sole discretion, decide not to have the debentures represented by global securities.

PAYMENT OF ADDITIONAL AMOUNTS

      Any amounts payable on the debentures will be paid without deduction or withholding for any taxes, levies, imposts or other governmental charges imposed, assessed, levied or collected by or for the account of the Republic of Panama or any of its political subdivisions or taxing authorities or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to us, to the extent that such taxes first become applicable as a result of the successor corporation becoming the obligor on the debentures

("foreign taxes"). In addition, if deduction or withholding of any foreign taxes is ever required by the Republic of Panama or any of its political subdivisions or taxing authorities (or the jurisdiction of incorporation (other than the United States) of a successor corporation to us), we will (if the holders or beneficial owners of the relevant debentures comply with any relevant administrative requirements) pay any additional amounts ("additional amounts") required to make the net amounts paid to the holders of the debentures or the trustee under the indenture, as the case may be, after such deduction or withholding, equal to the amounts of principal, premium, if any, interest, if any, and sinking fund or analogous payments, if any, to which those holders or the trustee are entitled. We are not required to pay additional amounts in respect of the following taxes ("excluded taxes"):

      o any present or future foreign taxes which would not have been so imposed, assessed, levied or collected if the holder or beneficial owner of the relevant debenture were not or had not been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any such political subdivision of such jurisdiction or otherwise having or having had some connection with any such jurisdiction other than holding or owning a debenture, or collecting principal and interest, if any, on, or the enforcement of, a debenture;

      o any present or future foreign taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant debenture was presented more than thirty days after the date the payment became due or was provided for, whichever is later; or

      o any present or future foreign taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any of its political subdivisions of the holder or beneficial owner of the relevant debenture, if compliance is required by statute or by rules or regulations of any such jurisdiction as a condition to relief or exemption from foreign taxes.

      We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the debentures and upon written request reimburse each holder for the amount of:

      o any foreign taxes levied or imposed and paid by the holder of the debentures (other than excluded taxes) as a result of payments made with respect to the debentures;

      o any liability (including penalties, interest and expenses) arising from or in connection with the levying or imposing of any foreign taxes; and

      o any foreign taxes levied or imposed with respect to payment of additional amounts or any reimbursement pursuant to this list.

      We or our successor, as the case may be, will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law. We or any successor to us, as the case may be, will furnish the trustee within 30 days after the date the payment of any foreign taxes is due, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be. The trustee will forward copies of the tax receipts to the holders of the debentures.

      At least 30 days prior to each date on which any payment under or with respect to the debentures is due and payable, if we will be obligated to pay additional amounts with respect to those payments, we will deliver to the trustee an officers' certificate stating that additional amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the trustee to pay the additional amounts to holders of the debentures on the payment date.

REDEMPTION OR ASSUMPTION OF DEBENTURES UPON CHANGES OR AMENDMENT TO LAWS

      If as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or any jurisdiction of incorporation of a successor corporation to us other than the United States), or of any of its political subdivisions or taxing authorities affecting taxation, or any change in an application or interpretation of those laws, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the debentures (or, in certain circumstances, the later date on which a corporation becomes a successor corporation to us), we determine based upon an opinion of independent counsel of recognized standing that (i) we would be required to pay additional amounts on the next succeeding date for the payment thereof, or (ii) any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of incorporation, other than the United States, of a successor corporation to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 30 nor more than 60 days irrevocable notice, redeem the debentures in whole at any time at a redemption price equal to 100% of the principal amount plus accrued interest to the date fixed for redemption. No notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the additional amounts or the tax would be imposed, as the case may be. Also, at the time that the notice of redemption is given, the obligation to pay additional amounts or tax, as the case may be, must be in effect.

      In the event that the debentures are called for redemption pursuant to the terms of this provision, the holders of debentures shall have all rights, including rights to conversion and to the receipt of interest upon conversion, which such holders would have had if the debentures had been called for redemption by us pursuant to our rights to redeem the debentures at any time on or after April 15, 2008.

REGISTRATION RIGHTS

      The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part. We entered into a registration rights agreement with Merrill Lynch pursuant to which we agreed to file with the SEC, at our expense and for the benefit of the holders, a shelf registration statement covering resale of the debentures and the shares of common stock issuable upon conversion of the debentures, within 90 days after the date of original issuance of the debentures. We will use reasonable best efforts to cause the shelf registration statement to become effective as promptly as practicable but in any event within 180 days of such date of original issuance, and to keep the shelf registration statement effective until the earlier of (i) the transfer pursuant to Rule 144 under the Securities Act or the sale pursuant to the shelf registration statement of all the securities registered thereunder, (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision and (iii) the second anniversary of the effective date of the registration statement, subject to certain permitted exceptions. We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of transfer restricted debentures and holders of transfer restricted common stock issued upon conversion of the debentures, if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any debentures at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.50% thereafter of the principal amount thereof and, (ii) in respect of any shares of common stock issued upon conversion, at a rate per year equal to 0.25% for the first 90 day period and 0.50% thereafter of the then Applicable Conversion Price (as defined below). So long as the failure to file or become effective or unavailability continues, we will pay Liquidated Damages in cash on April 15 and October 15 of each year to the holder of record of the transfer restricted debentures or shares of common stock on the immediately preceding

April 1 or October 1. When such registration default is cured, accrued and unpaid Liquidated Damages will be paid in cash to the record holder as of the date of such cure.

      A holder who sells debentures or shares of common stock issued upon conversion of the debentures pursuant to the shelf registration statement must complete and deliver to us a notice and questionnaire, at least 10 business days prior to any distribution of the securities so offered. A holder generally is required to be named as a selling securityholder in the prospectus or in any Supplements to such prospectus, at the time of effectiveness, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act. If the holder of offered securities is not a named selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, we will prepare and file, if required, as promptly as practicable after the receipt of such holder's questionnaire, amendments to the shelf registration statement and/or supplements to the prospectus as are necessary to permit such holder to deliver this prospectus, including any supplements, to purchasers of the offered securities, subject to our right to suspend the use of this prospectus as described above. We will pay all of our expenses relating to the shelf registration statement, provide copies of such prospectus to each holder that has notified us of its acquisition of debentures or shares of common stock issued upon conversion of the debentures, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of common stock issued upon conversion of the debentures.

      The term "Applicable Conversion Price" means, as of any date of determination, the principal amount of each debenture as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no debentures are then outstanding, the conversion rate that would be in effect were debentures then outstanding.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      Our authorized capital stock consists of 960,000,000 shares of common stock and 40,000,000 shares of preferred stock. On June 11, 2001, there were 589,009,249 shares of common stock and no shares of preferred stock outstanding. The following description is qualified in all respects by reference to our second amended and restated articles of incorporation.

COMMON STOCK

      VOTING. Holders of common stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of common stock entitled to one vote. In the annual election of directors, the holders of common stock are not entitled to vote cumulatively.

      DIVIDENDS. The holders of the common stock are entitled to receive such dividends, if any, as may be declared by our board of directors in its discretion out of funds legally available to be paid as dividends. Panamanian law permits the payment of dividends to the extent of our retained earnings.

      TRANSFER RESTRICTIONS. On February 8, 2000, the United States Treasury Department issued proposed Treasury Regulations to Section 883 of the Code relating to income derived by foreign corporations from the international operation of a ship or ships (which includes certain cruise ship and aircraft income). The proposed regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft shall exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation's stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., that 50% or more of its stock is owned by persons who each own 5% or more of the value of the outstanding shares of the corporation's stock.

      To the best of our knowledge, after due investigation, we currently qualify as a publicly traded corporation under the proposed regulations. However, because certain members of the Arison family and certain trusts established for their benefit own approximately 46.9% of our common stock, there is the potential that another shareholder could acquire 5% or more of our common stock which could jeopardize our qualification as a publicly traded corporation. If we in the future were to fail to qualify as a publicly traded corporation, we would be subject to United States income tax on income associated with our cruise operations in the United States. As a precautionary matter, in 2000, we amended our articles of incorporation to ensure that we will continue to qualify as a publicly traded corporation under the proposed regulations.

      Our articles have been amended to provide that no one person or group of related persons, other than certain members of the Arison family and certain trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our common stock, whether measured by vote, value or number. In addition, the articles generally restrict the transfer of any shares of our common stock if such transfer would cause us to be subject to United States shipping income tax. In general, the attribution rules under the Code applicable in determining whether a person is a 5% shareholder under the proposed regulations attribute stock:

      o     among specified members of the same family,

      o to shareholders owning 50% or more of a corporation from that corporation,

      o     among corporations that are members of the same controlled group,

      o     among grantors, beneficiaries and fiduciaries of trusts, and

      o     to partners of a partnership from that partnership.

      For purposes of this 4.9% limit, a "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit will not apply to certain members of the Arison family and certain trusts established for their benefit. These shareholders will be permitted to transfer their shares of our common stock without complying with the limit so long as transfer does not cause us to be subject to United States income tax on shipping operations.

      Our second amended and restated articles of incorporation provide that the board of directors may waive the 4.9% limit or transfer restrictions (in any specific instance) if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from United States income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

      If a purported transfer or other event (including owning shares of common stock in excess of the 4.9% limit on the effective date of the proposed amendment) results in the ownership of common stock by any shareholder in violation of the 4.9% limit (or causes us to be subject to United States income tax on shipping operations), such shares of common stock in excess of the 4.9% limit or which would cause us to be subject to United States shipping income tax will automatically be designated as "excess shares" to the extent necessary to ensure that the purported transfer or other event does not result in ownership of common stock in violation of the 4.9% limit (or causes us to become subject to United States income tax on shipping operations) and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

      Excess shares will not be treasury stock but rather will continue to be issued and outstanding shares of our common stock. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after the purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of (i) in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares (or, in the case of certain other events, the market price per share for the excess shares on the date of such event), or (ii) in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

      At the direction of the board of the directors, the trustee will transfer the excess shares held in trust to a person or persons (including us) whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to United States shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of (i) the price per share received by the trustee and (ii) the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares (or, if the purported transferee or holder did not give value for such excess shares (through a gift, devise or other event) a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares). A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.

      If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

      We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of (i) the date the transfer or other event resulting in excess shares has occurred and (ii) the date the board of directors determines in good faith that a transfer or other event resulting in excess shares has occurred. The price per excess share to be paid by us will be equal to the lesser of (i) the price per share paid in the transaction that created such excess shares (or, in the case of certain other events, the market price per share for the excess shares on the date of such event), or (ii) the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

      These provisions in our second amended and restated articles of incorporation could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests. To the extent that the proposed regulations are either not adopted or are adopted in form which, in the opinion of our board of directors, does not require the proposed amendment to ensure that we will maintain its income tax exemption for its shipping income, our board of directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions in the amendment.

      TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is First Union National Bank.

      OTHER PROVISIONS. Upon liquidation or dissolution, the holders of shares of common stock are entitled to receive on a proportionate basis all of our assets remaining for distribution to common stockholders. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to the shares. All shares of common stock that are currently outstanding are fully paid for and may not be assessed.

      Neither Panamanian law nor our by-laws limit the right of non-resident or foreign owners to hold or vote shares of the common stock. While no tax treaty currently exists between the Republic of Panama and the United States, under current law we believe that distributions to our shareholders are not subject to taxation under the laws of the Republic of Panama.

      Under Panamanian law, our directors may vote by proxy.

PREFERRED STOCK

      Our board of directors may issue, without further authorization from our stockholders, up to 40,000,000 shares of preferred stock in one or more series. Our board of directors may determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, allocated to each share of the series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of the shares as our board of directors may be permitted to fix under the laws of the Republic of Panama in effect at the time the series is created. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could delay, defer or prevent a change in control.

                      CERTAIN PANAMANIAN AND UNITED STATES
                         FEDERAL INCOME TAX CONSEQUENCES

PANAMA

      Under current Panamanian law, because we conduct all of our operations outside of Panama, no Panamanian taxes or withholding will be imposed on payments to holders of our securities.

UNITED STATES

      The following is a general summary of certain United States federal income tax consequences that may be relevant to an investment in the debentures but does not purport to be a complete analysis of all of the potential tax considerations that you may need to consider before investing based on your particular circumstances. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all of which are subject to change with possible retroactive effect. This summary applies to you only if you hold the debentures and common stock as capital assets within the meaning of the Code. This summary does not discuss any estate, gift, state, local or foreign tax considerations and does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, regulated investment companies, banks or other financial institutions, partnerships, S corporations and other flow-through entities for federal income tax purposes, holders subject to the alternative minimum tax, expatriates, investors whose functional currency is not the U.S. dollar and investors who hold the debentures as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with debentures acquired in this offering at their original issue price within the meaning of Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the debentures, including the "market discount" and "acquisition premium" rules of the Code. We have not obtained, nor do we intend to obtain, any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and we can not assure you that the IRS will agree with these statements and conclusions. The summary assumes that the debentures will be treated as indebtedness and as securities for federal tax purposes. This summary does not discuss the consequences to you of any transaction that would constitute a Change in Control, as defined in "Description of Debentures" above, including but not limited to the tax consequences of adjustments to the debentures in the event of a consolidation, merger or other corporate transaction.

      IF YOU ARE CONSIDERING THE PURCHASE OF THE DEBENTURES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      This summary applies to you if you are a U.S. Holder. For purposes of this summary, the term "U.S. Holder" means a beneficial owner of debentures or common stock that is:

      o     a citizen or resident of the United States;

      o a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia) or a partnership otherwise treated as a United States person under applicable Treasury Regulations;

      o an estate the income of which is subject to United States federal income taxation regardless of its source; and

      o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more persons have the authority to control all substantial decisions of the trust; or an electing trust in existence on August 20, 1996 to the extent provided in Treasury Regulations.

      If a partnership holds debentures or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in that partnership, you should consult your own tax advisor.

      INTEREST ON DEBENTURES. You generally will be required to recognize ordinary income when interest on the debentures is paid or accrued, in accordance with your regular method of tax accounting, for United States federal income tax purposes. In certain circumstances. we may be obligated to pay you amounts in excess of stated interest or principal on the debentures. For example, we would have to pay liquidated damages to you in certain circumstances described in "Description of the Debentures--Registration Rights of Holders of the Debentures." According to Treasury Regulations, the possibility of liquidated damages being paid to you will not affect the amount of interest income you recognize, in advance of the payment of any liquidated damages, if there is only a remote chance as of the date the debentures were issued that you will receive liquidated damages. We believe that the likelihood that we will pay liquidated damages is remote. Therefore, we do not intend to treat the potential payment of liquidated damages as part of the yield to maturity of any debentures. Our determination that these contingencies are incidental or remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If we pay liquidated damages on the debentures, you will be required to recognize additional interest income.

      CONSTRUCTIVE DIVIDENDS. Certain corporate transactions, such as distributions of assets to holders of our common stock, may be treated as deemed distributions to you if the conversion price of the debentures is adjusted to reflect those transactions. Other adjustments to the conversion price of the debentures may also be treated as deemed distributions to you. Such deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed below under "Dividends on Common Stock" and you may recognize income as a result even though you receive no cash or property.

      SALE OR EXCHANGE OF DEBENTURES OR SHARES OF COMMON STOCK. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of debentures (other than a conversion) measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest, which will generally be taxable as ordinary income), and (ii) your adjusted tax basis in the debentures. In general, if you hold common stock into which the debentures have been converted, you will recognize gain or loss upon the sale, exchange or other disposition of the common stock measured by the difference between (i) the amount of cash and the fair market value of any property you receive, and (ii) your adjusted basis in the common stock. (For a discussion of the basis and holding period of shares of common stock, see "--Conversion of Debentures," below.) Gain or loss on the disposition of debentures or common stock will generally be capital gain or loss and will be long-term gain or loss if the debentures or shares of common stock have been held for more than one year at the time of such disposition.

      CONVERSION OF DEBENTURES. You generally will not recognize gain or loss on the conversion of the debentures solely into common stock, except with respect to cash received in lieu of fractional shares and except for common stock attributable to accrued interest which may be taxable as interest as discussed above. Except for common stock attributable to any accrued interest, your tax basis in the shares of common stock received upon conversion of the debentures will be equal to your adjusted tax basis in the debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share of common stock). Except for common stock attributable to any accrued interest, the holding period of the common stock will generally include the period during which you held the debentures prior to conversion. Under the current ruling policy of the IRS, cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. You generally will recognize gain or loss on the receipt of cash paid in lieu of such fractional shares equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares. To the extent that the common stock you receive on conversion is attributable to accrued interest on the debentures, you will recognize ordinary income in accordance with your regular method of accounting for federal income tax purposes. Your tax basis in the common stock attributable to accrued interest generally should equal the value of the common stock on the date of conversion and your holding period in the common stock will not include the period during which you held the debentures prior to conversion.

      DIVIDENDS ON COMMON STOCK. Distributions on shares of our common stock will constitute dividends and be taxed as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to those of you that are United States corporations will not qualify for the dividends-received deduction. To the extent that you receive distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of common stock. Any such distributions in excess of your adjusted tax basis in the shares of common stock will generally be treated as capital gain.

      A failure to fully adjust the conversion price of the debentures to reflect a stock dividend or other event increasing the proportionate interest of holders of our common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to the holders of our common stock.

NON-U.S. HOLDERS

      If you are not a U.S. holder, payments to you of interest on the debentures generally will not be subject to U.S. federal withholding tax if the interest qualifies as "portfolio interest." Interest on the debentures paid to you generally will qualify as portfolio interest if:

      o     the interest is not contingent interest;

      o you do not actually or constructively own 10 percent or more of the total voting power of all of our voting stock and are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

      o you certify under penalty of perjury on an appropriate form that you are not a U.S. person.

      The gross amount of payments of interest on a debenture that do not qualify for the portfolio interest exception and that are not effectively connected with your conduct of a trade or business in the United States will be subject to withholding tax at the rate of 30 percent unless a tax treaty applies to reduce or eliminate that withholding. If payments of interest are effectively connected with your conduct of a trade or business in the United States, the interest will be subject to the U.S. federal income tax that applies to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN or W-8ECI (or such successor form as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. If you wish to claim a treaty benefit for a payment made after December 31, 2000, you may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by non-U.S. governmental authorities in order to prove your residence in the foreign country.

      Subject to the discussion below of information reporting and backup withholding, if you are not a U.S. holder, any gain you realize on a sale or exchange of a debenture will not be subject to U.S. federal income tax, including withholding tax, unless (i) such gain is effectively connected with your conduct of a trade or business in the United States or (ii) if you are an individual, you are present in the United States for 183 days or more in the taxable year of sale, and you meet certain other conditions.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the debentures or shares of common stock made by us with respect to certain noncorporate U.S. Holders. If you are a noncorporate U.S. Holder, you generally will be subject to backup withholding at a rate of 31% unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against federal income tax, upon furnishing the required information.

      THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended November 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the offered debentures has been passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. The validity of the shares of the offered common stock has been passed upon by Tapia Linares y Alfaro, Panama City, Republic of Panama.

      James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison and one of our directors, is the sole stockholder of three corporations which act as trustees or protectors of various trusts established for the benefit of members of the Arison family. In this capacity, Mr. Dubin has shared voting or dispositive rights for approximately 25.3% of our outstanding common stock. Paul, Weiss, Rifkind, Wharton & Garrison also serves as counsel to Micky Arison, our chairman and chief executive officer, Shari Arison, one of our directors, and other Arison family members and trusts.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses payable in connection with the issuance and distribution of the debentures and underlying common stock being registered hereby, other than underwriting discounts and commissions (which will be described in the applicable prospectus supplement). All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by us.

   SEC Registration Fee                                     $150,000
   New York Stock Exchange Listing Fee                          *
   Accounting Fees and Expenses                                 *
   Legal Fees and Expenses                                      *
   Printing and Engraving Expenses                              *
   Miscellaneous Fees and Expenses                              *
                                                            --------
   Total                                                       $*

* To be filed by amendment.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our second amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, we shall indemnify such person by reason of the fact that he is or was one of our director or an officer, and may indemnify such person by reason of the fact that he is or was one of our employees or agents or is or was serving at our request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We have entered into indemnity agreements with Shari Arison, Maks L. Birnbach, Richard G. Capen, Jr., Arnold W. Donald, James M. Dubin, Modesto Maidique, Stuart Subotnick, Sherwood M. Weiser, Meshulam Zonis and Uzi Zucker providing essentially the same indemnities as are described in the our second amended and restated articles of incorporation.

      Under a registration rights agreement among us and certain irrevocable trusts (the "Trusts"), the Trusts have agreed to indemnify us, our directors and officers and each person who controls us within the meaning of the Exchange Act, against certain liabilities. Finally, under a registration agreement between us and the selling securityholders, the selling securityholders have agreed to indemnify us, our directors and officers and each person who controls us within the meaning of the Exchange Act against certain liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

4.1            Second Amended and Restated Articles of Incorporation of the
               Registrant (incorporated by reference to Exhibit No. 3 to the Registrant's registration statement on Form S-3, File No.
               333-68999, filed with the Securities and Exchange Commission).

4.2            Amendment to Second Amended and Restated Articles of
               Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 1999, filed with the Securities and Exchange Commission).

4.3 Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 2000, filed with the Securities and Exchange
               Commission).

4.4 Form of By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form
               S-1, File No. 33-14844, filed with the Securities and Exchange
               Commission).

4.5            Indenture, dated as of April 25, 2001, between Carnival
               Corporation and U.S. Bank Trust National Association, as trustee, relating to unsecured and unsubordinated debt securities.

4.6            First Supplemental Indenture, dated as of April 25, 2001, between
               Carnival Corporation and U.S. Bank Trust National Association, as trustee, creating a series of securities designated 2%
               Convertible Senior Debentures due 2021.

4.7 Registration Rights Agreement, dated as of April 25, 2001, between Carnival Corporation and Merrill Lynch & Co., Merrill
               Lynch, Pierce, Fenner & Smith Incorporated.

5.1*           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

5.2*           Opinion of Tapia Linares y Alfaro.

12.1 Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant's quarterly report on Form 10-Q for the quarter ended February 28, 2001, filed with the Securities and Exchange Commission).

12.2 Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant's annual report on Form 10-K for the fiscal year ended November 30, 2000, filed with the Securities and Exchange Commission).


23.1           Consent of PricewaterhouseCoopers LLP.

23.2*          Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
               Exhibit 5.1).

23.3*          Consent of Tapia Linares y Alfaro (included in Exhibit 5.2).

24             Power of Attorney (See signature page).

25.1           Statement of Eligibility under the Trust Indenture Act of 1939 on
               Form T-1 of U.S Bank Trust National Association to act as Trustee under the Indenture, dated as of April 25, 2001, as supplemented by the First Supplemental Indenture, dated as of April 25, 2001.

--------
*  To be filed by amendment.

ITEM 17.  UNDERTAKINGS

      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
            Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 8th day of June, 2001.

                                 CARNIVAL CORPORATION


                                 By:  /s/ Micky Arison
                                      -------------------------------
                                      Name:  Micky Arison
                                      Title: Chairman of the Board of Directors
                                             and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Micky Arison, Howard S. Frank and Gerald R. Cahill, such person's true and lawful attorney-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                        TITLE                    DATE
   -------------------------   ------------------------------  -----------------
   /s/ Micky Arison            Chairman of the Board, Chief    June 8, 2001
   -------------------------   Executive Officer and Director
   Micky Arison                (Principal Executive Officer)

                               Vice Chairman of the Board,     June 8, 2001
   -------------------------   Chief Operating Officer
   Howard S. Frank             and Director

   /s/ Gerald R. Cahill        Senior Vice President-Finance   June 8, 2001
   -------------------------   and Chief Financial and
   Gerald R. Cahill            Accounting Officer

   /s/ Shari Arison            Director                        June 8, 2001
   -------------------------
   Shari Arison

                               Director                        June 8, 2001
   -------------------------
   Marks L. Birnbach

   /s/ Richard G. Capen, Jr.   Director                        June 8, 2001
   -------------------------
   Richard G. Capen, Jr.

                               Director                        June 8, 2001
   -------------------------
   Robert H. Dickinson

   /s/ Arnold W. Donald        Director                        June 8, 2001
   -----------------------
   Arnold W. Donald

                                      II-4


           SIGNATURE                        TITLE                    DATE
   -------------------------   ------------------------------  -----------------
   /s/ James M. Dubin          Director                        June 8, 2001
   -----------------------
   James M. Dubin

   /s/ A. Kirk Lanterman       Director                        June 8, 2001
   -----------------------
   A. Kirk Lanterman

   /s/ Modesto A. Maidique     Director                        June 8, 2001
   ------------------------
   Modesto A. Maidique

   /s/ Stuart Subotnick        Director                        June 8, 2001
   -----------------------
   Stuart Subotnick

   /s/ Sherwood M. Weiser      Director                        June 8, 2001
   -----------------------
   Sherwood M. Weiser

                               Director                        June 8, 2001
   -----------------------
   Meshulam Zonis

   /s/ Uzi Zucker              Director                        June 8, 2001
   -----------------------
   Uzi Zucker

                                  EXHIBIT INDEX

4.1            Second Amended and Restated Articles of Incorporation of the
               Registrant (incorporated by reference to Exhibit No. 3 to the Registrant's registration statement on Form S-3, File No.
               333-68999, filed with the Securities and Exchange Commission).

4.2            Amendment to Second Amended and Restated Articles of
               Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 1999, filed with the Securities and Exchange Commission).

4.3 Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 2000, filed with the Securities and Exchange
               Commission).

4.4 Form of By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form
               S-1, File No. 33-14844, filed with the Securities and Exchange
               Commission).

4.5            Indenture, dated as of April 25, 2001, between Carnival
               Corporation and U.S. Bank Trust National Association, as trustee, relating to unsecured and unsubordinated debt securities.

4.6            First Supplemental Indenture, dated as of April 25, 2001, between
               Carnival Corporation and U.S. Bank Trust National Association, as trustee, creating a series of securities designated 2%
               Convertible Senior Debentures due 2021.

4.7 Registration Rights Agreement, dated as of April 25, 2001, between Carnival Corporation and Merrill Lynch & Co., Merrill
               Lynch, Pierce, Fenner & Smith Incorporated.

5.1*           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

5.2*           Opinion of Tapia Linares y Alfaro.

12.1 Ratios of Earnings to Fixed Charges (incorporated by refernce to Exhibit 12 to the Registrant's quarterly report on Form 10-Q for the quarter ended February 28, 2001, filed with the Securities and Exchange Commission).

12.2 Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant's annual report on Form 10-K for the fiscal year ended November 30, 2000, filed with the Securities and Exchange Commission).

23.1           Consent of PricewaterhouseCoopers LLP.

23.2*          Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
               Exhibit 5.1).

23.3*          Consent of Tapia Linares y Alfaro (included in Exhibit 5.2).

24             Power of Attorney (See signature page).

25.1           Statement of Eligibility under the Trust Indenture Act of 1939 on
               Form T-1 of U.S Bank Trust National Association to act as Trustee under the Indenture, dated as of April 25, 2001, as supplemented by the First Supplemental Indenture, dated as of April 25, 2001.

--------
*  To be filed by amendment.